Exhibit 10.3

STATEMENT OF WORK

This SOW No. 2 (“SOW”) is issued under the Services Agreement, dated as of November 1, 2025 (the “Agreement”) between Rent the Runway, Inc. (“RTR”) and Teri Bariquit (“Consultant”).  This SOW is effective as of May 15, 2026 (the “Effective Date”) and shall supersede and replace SOW No. 1 issued under this Agreement as of the Effective Date.  This SOW shall automatically terminate on the date that Consultant ceases providing services to RTR as its interim Chief Executive Officer and President (such date, the “Termination Date” and the period beginning on the Effective Date and ending on the Termination Date, the “Term”). This SOW includes the terms and conditions of the Agreement, which are incorporated by this reference.  In the event of any conflict in terms between the Agreement and this SOW, the Agreement shall prevail unless otherwise expressly stated in this SOW.  Terms used in this SOW and not defined shall have the meaning set forth in the Agreement.

RTR Contact:	Dhiren Fonseca
Position; Duties and Responsibilities:

During the Term, Consultant shall serve as RTR’s interim Chief Executive Officer and President. In this capacity, Consultant shall have all of the duties and responsibilities customarily rendered by an interim chief executive officer and president in companies of similar size and nature, and such other duties, authorities and responsibilities as the board of directors (the “Board”) shall designate from time to time that are not inconsistent with Consultant’s position as interim Chief Executive Officer and President of RTR. Notwithstanding the above, and subject only to the authority of the Board, Consultant shall have final executive decision-making authority over all RTR matters. Consultant shall report directly and solely to the Board. In addition, Consultant shall continue to serve as a member of the Board during the Term.

During the Term, Consultant shall devote substantially all of Consultant’s business time, energy and skill and Consultant’s reasonable best efforts to the performance of Consultant’s duties with RTR, provided that the foregoing shall not prevent Consultant from (i) serving on the board of directors of a corporation or any other entity the primary business of which is not competitive with RTR, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Consultant’s personal investments, in each case, so long as such activities in the aggregate do not materially interfere or conflict with Consultant’s duties hereunder or create a fiduciary conflict.

Fee:	During the Term, Consultant shall receive a monthly consulting fee of $50,000, pro-rated for any partial months
Target Bonus Opportunity:	Consultant shall be eligible to receive an annual bonus with respect to Fiscal Year 2026 in an amount up to $125,000 (the “Annual Bonus”) pursuant to the terms of RTR’s annual incentive program as established by the board of directors (the “Board”) in its discretion for Fiscal Year 2026, subject to Consultant’s continued service as a consultant under the Agreement or as a member of the Board through the date that the Annual Bonus is paid to Consultant. The actual amount of the Annual Bonus shall be determined by the Board, in its sole discretion, and based on the same performance criteria applicable to RTR’s executive leadership team.
PSU Grant:	Subject to approval by the Board, Consultant shall be eligible to receive a grant of performance stock units comprising 100,000 shares of RTR’s Class A common stock (assuming maximum level of performance is achieved), which shall be issued under RTR’s Second Amended and Restated 2021 Incentive Award Plan, as may be amended from time to time, and an award agreement, substantially in the form as that certain Performance Stock Unit Award granted to RTR’s Executive Chairman on February 27, 2026.
Expense Reimbursement:	Notwithstanding anything to the contrary in the Agreement or in RTR’s Non-Employee Director Compensation Policy, dated as of December 16, 2025, RTR shall promptly reimburse Consultant for all reasonable travel and other out-of-pocket business expenses incurred by Consultant in connection with the performance of her duties to RTR in accordance with any applicable RTR policies (as may be in effect from time to time).
Invoicing:	Consultant will invoice RTR monthly (by sending invoices to RTR Contact) and payment is due net 30 from receipt by RTR.
Start Date:	May 15, 2026
Work Location(s):	Consultant shall work remotely from her home in Seattle, Washington; provided, that Consultant shall commute from her residence to RTR’s headquarters (and engage in other business travel) as is required to perform Consultant’s duties and responsibilities or as otherwise requested by the Board.

RENT THE RUNWAY, INC.			TERI BARIQUIT

By:	/s/ Cara Schembri		By:	/s/ Teri Bariquit
	Name:	Cara Schembri		Date: May 12, 2026
	Title:	Chief Legal & Administrative Officer
	Date:	May 12, 2026

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